Exhibit 11.1

September 2023

DHT HOLDINGS, INC.

INSIDER TRADING POLICY

All directors, officers and employees, and consultants or independent contractors engaged by the Company to the extent they receive material non-public information about the Company, (each a “Covered Individual”) of DHT Holdings, Inc., and its subsidiaries (collectively, the “Company”) are subject to the provisions of this Insider Trading Policy (the “Policy”).

Trading on Material Non-Public Information Prohibited. The Company’s common shares are traded on The New York Stock Exchange under the symbol DHT. It is a serious violation of U.S. federal and other applicable securities laws and regulations, and of Company policy, for any Covered Individual or any Related Party (as defined herein) to buy, sell or otherwise transact in common shares and other equity securities of the Company (collectively, “Equity Securities”) or any other securities of the Company (together with the Equity Securities, the “Company Securities”) while in possession of material non-public information relating to the Company or to engage in any other action to take advantage of such information or to pass it on to others. This prohibition also applies to transactions in another company’s securities if the Covered Individual is aware of material non-public information relating to any other company, including customers, vendors, charterers, managers, partners or investments obtained as a result of business dealings between the Company and such other companies.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for a personal emergency expenditure) are no exception to this Policy or to the securities laws. Even the appearance of any improper transactions should be avoided to preserve the Company’s reputation for adhering to the highest standards of ethical conduct.

1.          Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, hold or sell Company Securities – in short, any information which could reasonably affect the price, either favorably or unfavorably, of Company Securities.

While it is not possible to provide an exhaustive list, the following are some of the types of information that would ordinarily be considered material: (i) news of a pending or proposed corporate acquisition, disposition, or other significant business combination, (ii) financial results, especially quarterly and year-end earnings (and projections of future earnings or losses), and significant changes in financial results or liquidity, (iii) significant changes in corporate strategy, dividend policy or objectives, (iv) take-over bids or bids to buy back common shares of the Company, (v) changes in ownership that may affect control of the Company, (vi) significant changes in senior management, (vii) significant changes in reserve levels or practices, (viii) public or private issues of additional equity or debt securities, (ix) significant changes in capital structure, (x) events of default under financings or other agreements, (xi) actual or threatened major litigation, or the resolution of such litigation, (xii) significant changes in operating or financial circumstances, such as significant changes in material contracts (such as charters and management agreements), cash-flow changes, liquidity changes, or investment asset impairments, (xiii) the declaration of dividends other than in the ordinary course or a change in dividend policy, (xiv) financial projections, (xv) significant charter hire developments (such as the amount of additional hire earned by the Company in a quarter), (xvi) significant new ventures and (xvii) a cybersecurity breach significantly impacting the Company’s security systems.

2.          Non-public Information. Non-public information is any material information that has not already been disclosed generally to the public. This is typically regarded as information that the Company plans to make public but has not yet done so. With respect to trading in the Company’s securities, information is non-public unless it has been widely released through a press release, wire report, a report filed or furnished with the U.S. Securities & Exchange Commission (“SEC”), or other means typically utilized by the Company for the dissemination non-public information as previewed in the Company’s SEC filings (each, a “Public Announcement”). All information that a Covered Individual learns about the Company or its business plans in connection with his/her employment is potentially “insider” information until publicly disclosed.

3.          Twenty-Twenty Hindsight. Remember, if a Covered Individual or Related Party’s securities transactions become the subject of scrutiny, they will be viewed after- the-fact with the benefit of hindsight. As a result, before engaging in any transaction, Covered Individuals should carefully consider how regulators, law enforcement and others might view such transaction in hindsight.

4.          Transactions by Related Parties. The restrictions set forth in this policy apply equally to family members of Covered Individuals and to any entity over which the Covered Individual or such other family members exercise or share investment control such as a partnership or family trust. Such parties are herein collectively referred to as “Related Parties”. For purposes of this policy, family members include, if such person shares your household, a person’s (including through adoptive relationship) spouse, parents, grandparents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, brothers and sisters-in- law and anyone, whether or not related, who shares such person’s home (other than domestic employees). Covered Individuals are responsible for the compliance of Related Parties.

5.          Tipping Information to Others. Whether the information is proprietary information about the Company or material non-public information, Covered Individuals must not pass such information on to others (either explicitly or by way of generally advising others to buy or sell Company Securities).

Blackout Periods. It is also a violation of Company policy for any Covered Individual and any Related Party of said Covered Individual to purchase or sell Company Securities:

1.          Quarterly and Annual Results. For a period beginning on the last day of the Company’s quarter and ending with the opening of the New York Stock Exchange on the second business day after the release of the Company’s quarterly (or annual) results for that quarter to the public. Thus, if the Company’s results are released on a Monday after the market close (as determined by the New York Stock Exchange), Wednesday generally would be the first day on which Covered Individuals and Related Parties may trade Company securities. If the Company’s results are released on a Friday after the market close (as determined by the New York Stock Exchange), Tuesday generally would be the first day on which Covered Individuals and Related Parties may trade Company securities.

2.          Public Announcements of Material Information. Immediately after the Company has made a Public Announcement of material information, the Company’s shareholders and the investing public should be afforded the time to receive the information and act upon it. In other words, material information does not become public until a reasonable amount of time has passed after the Company’s public release of that information. As a general rule, Covered Individuals and Related Parties must not engage in any transactions until the beginning of the second business day after the information has been released.

3.          Anticipated Material Events. If the Company issues a suspension on trading because a material event is anticipated (e.g.. financial development, a merger, acquisition or any other significant corporate action), the Company will advise Covered Individuals that they are subject to a special blackout period. Covered Individuals may not trade in Company securities then until advised by the Company that the special blackout period has ended.

Additional Prohibited Transactions. Because we believe it is improper and inappropriate for Covered Individuals to engage in short-term or speculative transactions involving Company Securities, it is the Company’s policy that Covered Individuals should not engage in any of the following activities with respect to Company Securities:

1.          Trading in Equity Securities on a Short-Term Basis. Any Equity Securities purchased in the open market should be held for a minimum of six months and ideally longer. This rule may not apply to certain types of transactions such as stock option exercises, the receipt of performance shares and the receipt of restricted shares; however, any such transactions should be discussed with the CFO to avoid potential problems.

2.          Short Sales. Selling Company Securities short is not permitted. Selling short is the practice of selling more securities than one owns, a technique used to speculate on a decline in the price.

3.          Buying or Selling Puts, Calls or Derivatives. The purchase or sale of options of any kind, whether puts, calls or other derivative securities, related to Company Securities is not permitted. The speculative nature of the market for these financial instruments imposes timing considerations that are inconsistent with careful avoidance of the use, or even the appearance of use, of inside information. A put is a right to sell at a specified price a specific number of shares by a certain date and is utilized in anticipation of a decline in the share price. A call is a right to buy at a specified price a specified number of shares by a certain date and is utilized in anticipation of a rise in the share price. A derivative is an option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security.

4.          Pledging and Margin Accounts. Pledging Company securities or holding them in a margin account is prohibited. Securities held in a margin account or pledged as collateral for a loan may be sold without the stockholder’s consent by the broker if the stockholder fails to meet a margin call or by the lender in foreclosure if the stockholder defaults on the loan, including potentially at a time when the Covered Individual is aware of material non-public information and is not permitted to trade in Company securities.

Certain Exceptions. The following transactions are exempted from this Policy:

1.          Rule 10b5-1 Plans. A purchase or sale of Company Securities in accordance with a trading plan adopted in accordance with the SEC’s Rule 10b5-l(c) shall not be deemed to be a violation of this Policy-even though such trade takes place during a blackout period or while the Covered Individual making such trade was aware of material, non-public information. However, the trading plan must be adopted outside of a blackout period and at a time when such Covered Individual is not aware of material, non-public information. A trading plan is a contract, instruction or a written plan regarding the purchase or sale of securities, as more fully described in Rule 10b5-l(c). Each trading plan must be approved by the Company prior to establishment to confirm compliance with this Policy and applicable securities laws. Any modification or cancellation of a Rule 10b5-1 plan must also be approved by the Company.

2.          Stock Option Exercise. The exercise of stock options issued by the Company (but not the sale of any shares issued upon such exercise or purchase) is exempt from this Policy. Cashless exercise of stock options is also exempt from this Policy as long as the transaction is between only the Company and the Covered Individual and does not involve any broker-dealer or other third party.

3.            Gifts. Bona fide gifts of Company Securities are exempt from this Policy.

Confidentiality Policy. The unauthorized disclosure of non-public information about the Company, whether or not for the purpose of facilitating improper trading in Company Securities, could cause serious harm for the Company. Covered Individuals should treat all such information as confidential and proprietary to the Company. All employees of the Company should refrain from discussing non-public information about the Company or developments within the Company with anyone outside the Company, except as required in the performance of their regular corporate duties and for legitimate business reasons.

This provision applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. Only certain designated officers may make communications on behalf of the Company. Unless an employee is expressly authorized to do so, any inquiries of this nature should be referred to the Company’s corporate secretary.

Assistance. The ultimate responsibility for adhering to this Policy and avoiding improper or illegal transactions rests with the Covered Individual. It is imperative that Covered Individuals use their best judgment. Any person who has any questions about specific transactions should obtain additional guidance from the Company before engaging in a transaction.

Compliance. Violations of the insider trading laws can result in severe civil and criminal sanctions in the U.S. and other jurisdictions, including imprisonment, forfeiture of ill- gotten gains, and large civil and criminal monetary penalties. Failure to comply with this Policy may also subject the Covered Individual to disciplinary action by the Company, up to and including immediate dismissal for cause, whether or not the failure to comply with this Policy results in a violation of law.